Exhibit A

                      AGREEMENT PURSUANT TO RULE 13d l(f)
                   OF THE SECURITIES AND EXCHANGE COMMISSION

          AGREEMENT, to be effective as of November 13, 1996, among WOODLAND PARTNERS, a New York general partnership, with its principal office at 68 Wheatley Road, Brookville, New York 11545, BARRY RUBENSTEIN, residing at 68 Wheatley Road, Brookville, New York 11545, MARILYN RUBENSTEIN, residing at 68 Wheatley Road, Brookville, New York 11545, THE MARILYN AND BARRY RUBENSTEIN FAMILY FOUNDATION, with its principal office at 68 Wheatley Road, Brookville, New York 11545, WOODLAND VENTURE FUND, with its principal office at 68 Wheatley Road, Brookville, New York 11545, SENECA VENTURES, with its principal office at 68 Wheatley Road, Brookville, New York 11545, WOODLAND SERVICES CORP., with its principal office at 68 Wheatley Road, Brookville, New York 11545, and BRIAN RUBENSTEIN, residing at 68 Wheatley Road, Brookville, New York 11545.

          WHEREAS, for convenience and expediency, each party hereto desires to file the statements required by ss.13(d) of the Securities Exchange Act of 1934, as amended, jointly with all other parties hereto; and

          WHEREAS, Rule 13D-1(f) promulgated by the Securities and Exchange Commission requires that this Agreement be set forth in writing and filed with the Commission;

          NOW THEREFORE, it is hereby agreed as follows:


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          1. Each party hereto agrees that it will file all statements and reports required under ss.13(d) of the Securities Exchange Act of 1934, as amended, including without limitation, Schedule 13D, and all amendments of all such statements and/or reports, jointly with all other parties hereto.

          2. Any party hereto may hereafter terminate this Agreement, with respect to itself only, by giving written notice thereof to all other parties hereto, and to UNITY FIRST ACQUISITION CORP. and the Securities and Exchange Commission. The withdrawal of any one or more parties shall not cause the termination of this Agreement with respect to the parties not giving notice of termination as aforesaid.

          3. Unless sooner terminated as provided in paragraph 2 above, this Agreement shall be for a period of one (1) year from the date hereof, and shall be automatically renewable for successive one (1) year periods, unless terminated by any party, as to such party, on sixty (60) days notice.

          4. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.


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